UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material Pursuant to §240.14a-12

JANUS ASPEN SERIES

(Exact Name of Registrant as Specified in Charter)

151 Detroit Street, Denver, Colorado 80206-4805

(Address of Principal Executive Offices)

303-333-3863

(Registrant’s Telephone No., including Area Code)

Michelle Rosenberg — 151 Detroit Street, Denver, Colorado 80206-4805

(Name and Address of Agent for Service)

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[ Janus Letterhead ]

December 15, 2016

Dear Valued Client,

We are writing to inform you of proposed changes to Janus Portfolio, a series of Janus Aspen Series Trust. In order to streamline the Janus product lineup and more efficiently manage the Janus portfolios and funds, Janus Capital intends to change the Portfolio’s name, principal investment strategies, and portfolio management team to those of the Janus Research Fund, a series of Janus Investment Fund Trust. These changes will occur subject to completion of a merger of the Janus Fund, also a series of Janus Investment Fund Trust, into Janus Research Fund, and subject to approval by Janus Portfolio shareholders of a new investment advisory agreement.

If approved by shareholders, the realignment of Janus Portfolio would take place on or about April 28, 2017. Janus’ equity research team, led by Janus’ Director of Research, Carmel Wellso, would provide portfolio management to Janus Portfolio following the realignment. We believe realigning the Janus Portfolio and employing a team-managed portfolio management structure is beneficial to our investors by having a strong team of global investment professionals committed to delivering superior risk-adjusted returns for our clients. Ms. Wellso’s bio is below.

We thank you for the trust you put in Janus. You can be assured that our priority is on investment execution and delivering the highest level of service.

Best regards,

/s/ Enrique Chang

Enrique Chang

President, Head of Investments, Janus Capital Group

Please consider the charges, risks, expenses and investment objectives carefully before investing. For a prospectus or, if available, a summary prospectus containing this and other information, please call Janus at 877.33JANUS (52687) or download the file from janus.com/info. Read it carefully before you invest or send money.

Investing involves risk, including the possible loss of principal and fluctuation of value. There is no assurance the stated objective(s) will be met.

Carmel Wellso is Director of Research, a position she has held since December 2014. In this role, she leads the global equity research effort at Janus. Her responsibility is to maintain a powerful and successful investment culture by attracting and retaining strong analysts, managing global research coverage, driving independent research, and collaborating with portfolio managers and the Head of Investments. As head of the Portfolio Oversight Team for Janus’ Research strategies, Ms. Wellso helps to oversee the Janus Research strategies, which consist of the best ideas of her analyst team. Since June 2010, she has been a Co-Portfolio Manager on the Janus International Equity strategy. Ms. Wellso served as Co-Portfolio Manager of the Janus European Equity strategy from September 2010 to August 2012. Ms. Wellso has extensive, global investment experience. Prior to joining Janus as a research analyst in June 2008, she was a partner focusing on global financial services at Standard Pacific Capital. Prior to that, she served as Director of Asian Equity Sales for UBS Warburg. Ms. Wellso also served as an assistant director and Asian banking analyst with ING Barings Securities where she led consistently top-ranked financials teams. She began her investment career as a credit analyst at MHT/Chemical Bank (JP Morgan Chase) where she focused on Emerging Market sovereign exposures and financial sector lending. She received her Bachelor of Arts degree in English literature and business administration from Marquette University, her MBA from the Thunderbird School of Global Management and served for two years in the US Peace Corps in Kenya. Ms. Wellso has 22 years of financial industry experience.

Additional Information

In connection with the proposed transaction, the Fund plans to file with the SEC and mail to its shareholders a proxy statement on Schedule 14A (the “Proxy Statement”).

The Proxy Statement will contain important information about the Fund and the matters being submitted to shareholders. Fund shareholders are urged to read the Proxy Statement and other documents filed with the SEC carefully and in their entirety when they become available because these documents will contain important information about the Fund and the matters being submitted to shareholders. Shareholders should consider the investment objectives, risks, charges and expenses of the Fund carefully.

The Fund and its trustees, officers, other members of its management may be deemed to be participants in the solicitation of proxies in connection with the matters being submitted to shareholders. Information regarding the Fund’s trustees and officers is available in its currently effective prospectus and statement of additional information, as supplemented through the date hereof. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Proxy Statement when available.

This letter is not intended to solicit a proxy from any shareholder of the Fund. The solicitation of proxies will only be made pursuant to the final Proxy Statement. The Proxy Statement has yet to be filed with the Securities and Exchange Commission (“SEC”).

Shareholders may obtain free copies of the Proxy Statement and other documents (when they become available) filed with the SEC at the SEC’s web site at www.sec.gov. In addition, free copies of the Proxy Statement and other documents filed with the SEC may also be obtained after such documents become available by calling 1-877-335-2687

(or 1-800-525-3713 if you hold Class D Shares).